IMPINJ, INC.

INSIDER TRADING POLICY

(As amended March 22, 2023)

1.
POLICY OVERVIEW

The purpose of this Insider Trading Policy (“Policy”) is to ensure that all directors, officers, employees, consultants, contractors and agents (e.g. auditors, consultants, board observers and attorneys) of Impinj, Inc. and its subsidiaries (“Company”) trade and transact the Company’s securities lawfully and ethically.

In furtherance of this Policy’s goals, the Company will not transact in its own securities except in compliance with applicable securities laws.

Subject to the limited exceptions described herein, this Policy prohibits any director, officer, employee, consultant, contractor and agent from:

(a)
disclosing nonpublic information of the Company or of any third party to whom the Company owes a duty of confidentiality;
(b)
engaging in transactions in the Company’s securities or the securities of another company while in possession of material, nonpublic information regarding the issuer of the security or engaging in other actions to take advantage of that information; and
(c)
engaging in certain risky securities transactions or transactions that could lead to a violation of the insider-trading prohibition of this Policy.

Your compliance with this Policy is at all times a condition of your continuing employment or of your ongoing service-provider relationship with the Company. Violating this Policy could also expose you to civil and criminal penalties under federal and state laws.

2.
KEY DEFINITIONS
(a)
Nonpublic Information

Information is “nonpublic” if the information has not been broadly disseminated to the public for a sufficient period of time to be reflected in the price of Company’s stock or other publicly traded security. Even if information is widely known throughout the Company, it may still be nonpublic.

After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. In most circumstances you should consider information nonpublic until at least one full trading day has elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. A trading day is a day on which U.S. national stock exchanges are open for trading. A full trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

Unless you know for certain that material information was publicly disseminated, you should assume the information is nonpublic. If you have any questions or uncertainty as to whether information is nonpublic then consult with the Company’s Compliance Officer.

(b)
Material Information

Information is material if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell an issuer’s securities or would view the

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information, whether positive or negative, as significantly altering the total mix of information available in the marketplace about the issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. If you have any questions or uncertainty as to whether information is material, then consult with the Company’s Compliance Officer.

Material information includes but is not limited to:

•
financial results or condition; earnings preannouncements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the investment-community’s expectations;
•
business plans or budgets;
•
significant business developments like executing, modifying or terminating important agreements or significant orders from or to customers, suppliers, manufacturers or other business partners;
•
product introductions, modifications, defects or recalls or significant price changes or other key product announcements;
•
significant results in research and development or intellectual property;
•
significant legal or regulatory developments, whether actual or threatened, including litigation or resolving litigation;
•
significant corporate events such as a pending or proposed merger, joint venture or tender offer; a significant investment; acquiring or disposing a significant business or asset; or a change in control;
•
major personnel changes, such as changes in senior management or employee layoffs;
•
restating financial results, material impairments, write-offs or restructurings;
•
changes in or disputes with the Company’s independent auditors, or notification that the Company may no longer rely on an audit report;
•
significant new financial obligations
•
significant default under, or acceleration of, a financial obligation;
•
impending bankruptcy or financial liquidity problems;
•
significant events involving the Company’s securities including a call for redemption; adopting a stock repurchase program; option repricings; stock splits; changes in dividend policies; public or private securities offerings; modifying security-holder rights; or a notice of delisting;
•
significant data breaches or cybersecurity events;
•
a special blackout period; and
•
updates regarding any prior material disclosure that has materially changed.
(c)
Insider

An individual is an “Insider” if such individual possesses material, nonpublic information about the Company or another company whose securities are publicly traded. Insiders may include Company directors, officers, employees, consultants, contractors and agents.

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(d)
Related Party

References to an individual include members of such individual’s immediate family, persons with whom that individual shares a household, such individual’s economic dependents, and any other individuals or entities whose transactions in securities such individual influences, directs or controls.

(e)
Section 16 Reporting Persons

Under U.S. federal securities law, corporate directors and certain corporate officers, referred to as “Section 16 reporting persons,” are subject to higher scrutiny for insider trading violations and accordingly are subject to greater regulation.

(f)
Compliance Officer

For purposes of this Policy, the Company’s Compliance Officer is the Company’s General Counsel and Chief Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of the Compliance Officer’s duties under this Policy.

3.
TO WHOM DOES THIS POLICY APPLY?

This Policy applies to all Company directors, officers, employees, consultants, contractors and agents, both inside and outside the United States. Every person subject to this Policy is responsible for ensuring that their related parties also comply with it.

4.
WHAT KINDS OF SECURITIES TRANSACTIONS ARE COVERED BY THIS POLICY?

Except as discussed in Section 10 (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess material, nonpublic information obtained in connection with your service with the Company. This Policy therefore applies to:

(a)
any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions;
(b)
any disposition in the form of a gift of any securities of the Company;
(c)
any distribution to holders of interests in an entity if the entity is subject to this Policy; and
(d)
any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange‑traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions.

There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.

5.
WHOSE INFORMATION IS COVERED BY THIS POLICY?

This Policy covers material, nonpublic information of the Company as well as that of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors.

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6.
POLICIES REGARDING NONPUBLIC INFORMATION
(a)
Confidentiality of Nonpublic Information

This Policy supplements your existing obligations under the Company’s Proprietary Information and Inventions Agreement and the Company’s External Communications Policy.

Under this Policy, your unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. You may only use nonpublic information you acquire in the course of your service with the Company for legitimate Company business purposes. You should handle the nonpublic information of parties other than the Company in accordance with the terms of any relevant nondisclosure agreements with that other party, and you must limit your use of any such nonpublic information to the purpose for which it was disclosed.

In cases where you are required to disclose nonpublic information to third parties by law or otherwise, coordinate with the Company’s Compliance Officer prior to disclosing the information.

(b)
No Trading on Material, Nonpublic Information

Except as discussed in Section 10 (Exceptions to Trading Restrictions), you may not, either directly or indirectly through others, engage in any transaction involving the Company’s securities while you are aware of material, nonpublic information relating to the Company. It is not a defense that you did not “use” the information in your transaction. Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material, nonpublic information about that company (except to the extent the transactions are analogous to those presented in Section 10 (Exceptions to Trading Restrictions)).

(c)
No “Tipping” Others; Avoid Speculation

You may not make recommendations or express opinions based on material, nonpublic information as to trading in the securities of companies to which such information relates. This prohibition prohibits disclosure (even anonymous disclosure) via the Internet or in blogs, investor forums or chat rooms, and it applies whether or not you derive any profit or personal benefit from doing so.

(d)
Refer All External Inquiries to Appropriate Individuals

You may not respond to any inquiries or requests from third parties for nonpublic information; if you receive such a request then refer the third party to the appropriate Company individual(s) per the Company’s External Communications Policy. If you don’t know who the appropriate individuals are then refer the inquiry or request to the Compliance Officer.

7.
TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods. The Company may also institute special trading blackout periods from time to time. It is important for you to note that whether or not you are subject to blackout periods, you remain subject to all prohibitions on trading on the basis of material, nonpublic information and any other applicable restrictions in this Policy.

(a)
Quarterly Blackout Periods

Except as discussed in Section 10 (Exceptions to Trading Restrictions), all directors, officers and employees of the Company, and those employees, consultants, contractors and advisors identified by the Company, must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Individuals subject to quarterly blackout periods will be informed by the Compliance Officer that they are listed on the covered persons list maintained by the Compliance Officer (the “Covered Persons List”). The Compliance Officer may, at any time, add or remove persons subject to quarterly blackout periods and update the Covered Persons List as appropriate.

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Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods will begin on the fifteenth day of the third month of each fiscal quarter and will end at the start of the second full trading day following the Company’s earnings release for that fiscal quarter.

(b)
Special Blackout Periods

The Company retains the right to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, employees, consultants, contractors and advisors. The Compliance Officer will notify you if you are subject to a special blackout period by providing to you a written notice or via email. If you are notified that you are subject to a special blackout period, you may not engage in any transaction involving Company’s securities, other than the transactions that are covered by the exceptions below, until the special blackout period has ended. You also may not disclose to anyone else that the Company has imposed a special blackout period.

8.
PRE-CLEARING TRADES

The Company’s directors and officers and any other persons identified on the Covered Persons List must obtain clearance from the Compliance Officer prior to conducting any transaction involving the Company’s securities. If you are subject to pre-clearance requirements, you should submit a pre-clearance request to the Compliance Officer prior to your desired trade date. The pre-clearance request must be made in the form provided by the Compliance Officer. The Compliance Officer may, at any time, add or remove persons subject to the pre‑clearance requirement and update the Covered Persons List as appropriate.

The Compliance Officer must obtain clearance from the Company’s Chief Executive Officer or Chief Financial Officer prior to conducting any transaction involving the Company’s securities.

If you are subject to pre-clearance then you must complete each pre-cleared transaction within three (3) trading days of pre-clearance. Even after pre-clearance, a person may not trade the Company’s securities if they become subject to a blackout period or aware of material nonpublic information prior to the trade being executed.

These pre-clearance procedures decrease, but do not eliminate, risks for those individuals with regular or special access to material nonpublic information when executing certain securities transactions. Pre-clearing a transaction is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. The person requesting pre-clearance will be asked to certify that such person is not in possession of material nonpublic information about the Company. Further, pre-clearing a transaction does not constitute an affirmation by the Company or the Compliance Officer that you are not in possession of material, nonpublic information.

The Compliance Officer is under no obligation to approve a transaction submitted for pre‑clearance and may determine not to permit the transaction. The Company assumes no liability to you in any manner regarding your trading activity or any proposed transaction. Even where the Company has reviewed and pre-clears a transaction, it is your responsibility to ensure that your trading activity complies with all applicable laws and requirements.

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9.
ADDITIONAL RESTRICTIONS AND GUIDANCE

In addition to restricting you from buying and selling securities while you possess material, nonpublic information, this Policy may also restrict your ability to enter into certain risky securities transactions or transactions that could easily lead to the violation of insider-trading laws and requirements.

(a)
Short Sales Prohibited

You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) involving the Company’s securities.

(b)
Derivative Security and Hedging Transactions Prohibited

You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities either (i) granted to you by the Company as part of your compensation or (ii) held by you, directly or indirectly.

(c)
Open Orders Restricted

This Policy strongly discourages you from placing open orders, such as limit orders or stop orders, that could come into effect during, or extend into, a blackout period or other closed trading window. You may only place open orders for trades you know will occur during an open trading window. You are responsible for violations of law or of this Policy for any trades that occur at a time when you are aware of material, nonpublic information or otherwise are not permitted to trade in Company securities, even if the trades were made pursuant to an open order placed during an open trading window.

10.
EXCEPTIONS TO TRADING RESTRICTIONS

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

Even if a transaction falls within an exception to this Policy, there is no guarantee that the transaction will not run afoul of applicable law. For example, a transaction that is not prohibited under this Policy can still be subject to the “short-swing” trading restrictions under Section 16 of the Exchange Act. You are responsible for complying with all applicable laws at all times.

The following are certain limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy:

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(a)
transactions made pursuant to a valid 10b5‑1 trading plan approved by the Company (see Section 11 (10b5-1 Trading Plans) below);
(b)
stock option exercises where the purchase price of such stock options is paid in cash and there is no other associated market activity;
(c)
purchases pursuant to the employee stock purchase plan (“ESPP”) (however, this exception does not apply to subsequent sales of ESPP shares);
(d)
receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company;
(e)
net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information;
(f)
sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information (however, this exception does not apply to any other market sale for the purposes of paying required withholding);
(g)
transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities; and
(h)
changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.

Any other Policy exceptions must be approved by the Compliance Officer, possibly in consultation with the Board of Directors or an independent committee of the Board of Directors.

11.
10b5-1 TRADING PLANS

Transactions made pursuant to written instructions that comply with Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and meet the requirements of this Policy (a “Trading Plan”), are not subject to the restrictions in this Policy. The Company permits its directors, officers and employees to adopt Trading Plans in order to mitigate the risk of trading on material nonpublic information. Trading Plans allow for individuals to enter into a prearranged trading plan as long as the Plan is not established or modified during a blackout period or when the individual is otherwise in possession of material nonpublic information.

To be approved by the Company and qualify for the exception to this Policy, any Rule 10b5-1 Trading Plan adopted by a director, officer or employee must be submitted to the Compliance Officer for approval and comply with the requirements in Schedule I. In approving a Trading Plan, or any proposed modification or termination of a Trading Plan, the Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. Therefore, you must confer with the Compliance Officer prior to entering into, amending, or terminating any Trading Plan. If the Compliance Officer is the requester, then the Company’s Chief Executive Officer or Chief Financial Officer, or their

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delegates, must approve the Trading Plan. The Company may publicly disclose information regarding Trading Plans you enter into.

The Company recommends that you consult with your personal legal advisor if you intend to adopt a Trading Plan. Even though Trading Plans are subject to review and approval by the Company, the individual adopting the Trading Plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring the Trading Plan complies with this Policy.

The Company recognizes that brokers may impose fees for implementing Trading Plans that comply with Rule 10b5-1, and that brokers also generally have share or dollar value minimums that can make these Trading Plans impractical for some participants. The Company will not reimburse you for these additional fees nor make accommodations if such a Trading Plan is impractical for you.

12.
ADDITIONAL REQUIREMENTS FOR SECTION 16 REPORTING PERSONS
(a)
Expanded reporting obligations

If you are a Section 16 reporting person then you must provide, or ensure that your broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) about your transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a Trading Plan, both prior to (to confirm compliance with pre-clearance procedures) and promptly following execution. The obligation to file Section 16 reports, and to otherwise comply with Section 16, lies with you. The Company is not responsible for your failure to comply with Section 16.

(b)
Limitations on “Short-Swing” Transactions

If you are a Section 16 reporting person then you are required to return any profits you make from any purchase and any sale of Company stock if both transactions occur within a six-month window.

(c)
Using Company Securities as Collateral for Loans

If you are a Section 16 reporting person then you are prohibited from pledging Company securities as collateral for loans.

(d)
Holding Company Securities in Margin Accounts

If you are a Section 16 reporting person then you are prohibited from holding Company securities in margin accounts.

(e)
Regulation BTR Blackouts

Under U.S. federal securities laws a Regulation Blackout Trading Restriction (“Regulation BTR”) prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits you realized from transactions that violate Regulation BTR are recoverable by the Company, regardless of the intentions of a director or officer when effecting the transaction. If you engage in such transactions then you are subject to SEC sanction as well as potential criminal liability. The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. The Company will provide separate memoranda

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and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.

13.
ADDITIONAL TERMS
(a)
Term of Applicability; Post-Departure Applicability

You must comply with this Policy until the later of the time you (i) are no longer affiliated with the Company and (ii) no longer possess any material, nonpublic information subject to this Policy. If you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company then you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.

(b)
Personal Responsibility

You are ultimately responsible for complying with this Policy and all applicable laws and regulations. The laws relating to insider trading can be complex, and violating them can carry severe consequences. Seek assistance if you have any questions. Use your best judgment at all times and consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally.

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy. In addition, a blackout or trading-restricted period will not extend the term of your options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you.

(c)
Policy Availability

The Company will make this Policy available to all Company directors, officers, employees, consultants, contractors and agents when they commence Company service. Directors, officers, employees, consultants, contractors and agents are required, if requested, to acknowledge that they understand, and agree to comply with, this Policy. You may also obtain a copy of the Company’s policies regarding insider trading at any time from the Compliance Officer.

(d)
Amendments

The Company reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law.

(e)
Report Violations

It is your responsibility to understand, comply with and help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected Policy violations to the Compliance Officer. If your situation requires that your identity be secret, the Company will preserve your anonymity to the greatest extent reasonably possible.

The Company has contracted In Touch, an independent company, to handle these types of reports. You may report actual or suspected Policy violations using either the website or toll-free number on an anonymous basis; however, the investigation may be more effective in obtaining follow-up or clarifying information if you identify yourself. If you make an anonymous report then please provide as much detail as possible, including copies of any relevant documents. In Touch can be utilized:

By phone (toll free): 1-844-308-2524

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By Web: www.InTouchWebsite.com/Impinj

By email: Impinj@GetInTouch.com

* * *

Nothing in this Policy creates or implies an employment contract or term of employment, or limits either the Company’s or employee’s right to terminate employment at any time for any reason. No employee of the Company except the Chief Executive Officer has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will, and any such agreement or representation must be in writing.

The proscriptions in this Policy do not constitute a complete list of restrictions or a complete list of the types of conduct that can result in discipline, up to and including discharge.

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SCHEDULE I

REQUIREMENTS FOR TRADING PLANS

For transactions under a trading plan to be exempt from (i) the prohibitions in this Policy and (ii) the pre-clearance procedures and blackout periods established under this Policy, the trading plan must comply with Exchange Act Rule 10b5‑1 and meet the following requirements:

1.
The trading plan must be in writing and signed by the person adopting the trading plan.
2.
The trading plan must be adopted at a time when:
(a)
the person adopting the trading plan is not aware of any material, nonpublic information; and
(b)
there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.
The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5‑1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.
The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
(a)
is not aware of material nonpublic information about the securities or the Company; and
(b)
is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.
The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.
The first trade under the trading plan for directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934) may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan). The first trade under the trading plan for all other persons (other than the Company) may not occur until the expiration of a cooling-off period that is 30 calendar days after adoption of the trading plan.
7.
The trading plan must have a minimum term of six months starting from the date of adoption of the trading plan.
8.
The person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons

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adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.
9.
Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (“Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.
10.
Within the six months preceding adoption or a Modification of a trading plan, a person may not have otherwise adopted or done a Modification to a trading plan more than once.
11.
A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
12.
If the person that adopted the trading plan terminates the plan prior to its stated duration, such person may not trade in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy.
13.
The Company must be promptly notified of any Modification or termination of the trading plan, including any suspension of trading under the trading plan.
14.
The Company must have authority to require the suspension or cancellation of the trading plan at any time.
15.
If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
(a)
trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
(b)
the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
(c)
the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
16.
All transactions under the trading plan must be in accordance with applicable law.
17.
The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.
18.
Any trading plans adopted or modified prior to February 27, 2023 (the “Effective Date”) are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Grandfathered Plans”). If the person undertakes a Modification of a Grandfathered Plan on or after the Effective Date, then the Modification must meet all of the requirements set forth herein.

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